Exhibit 99.1: Peoples Financial Corporation Press Release Dated June 22, 2005

For more information, contact:	FOR IMMEDIATE RELEASE

Investor Relations
228-435-8208
investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION DIVIDEND RAISED 11.1%
TO $.20 PER SHARE

Biloxi, MS (June 22, 2005)—The board of directors of Peoples Financial Corporation (NASDAQ Small Cap: PFBX), parent of The Peoples Bank, increased the holding company’s regular semiannual cash dividend to $.20 per common share, payable July 15, 2005, to stockholders of record July 8, 2005.

The new dividend is 11.1% more than the current dividend of $.18 per share paid in January, 2005. The latest raise is the fifth consecutive increase in the semiannual dividend, dating back to the second quarter of 2003. The new annualized dividend of $.38 per share for 2005 is 19% more than dividends paid in 2004 and 46% more than paid in 2003.

“Our consistently higher earnings and the surge of economic activity on the Mississippi Gulf Coast have given our board the confidence to raise the dividend to our stockholders for the fifth consecutive time in the last two years,” said Chevis C. Swetman, chairman of the board and chief executive officer of the holding company and the bank. “In fact, the board has taken a prudent, conservative approach to the dividend level by factoring in only our ongoing net earnings exclusive of extraordinary items,” he added.

First quarter 2005 earnings included a one-time gain for the proceeds of the PULSE EFT Association Exchange and the recovery of a loan that had earlier been classified as impaired.

Founded in 1896, with $645 million in assets as of March 31, 2005, The Peoples Bank operates 16 full-service branches and 37 ATMs along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates an asset management department that has provided customers with financial, estate and retirement planning services since 1936. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Small Cap Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.